                                   EXHIBIT 5

                         AGREEMENT AND PLAN OF MERGER

                         Agreement and Plan of Merger
                                 by and among

                           3D Systems, Corporation,
                            a Delaware corporation,

                              Tiger Deals, Inc.,
                            a Delaware corporation,

                                      and

                               DTM Corporation,
                              a Texas corporation


                              Dated April 2, 2001

                                 Exhibit 5 - 1

                               TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS........................................................................................    5

ARTICLE 2. THE TENDER OFFER...................................................................................   14

   2.1      The Tender Offer..................................................................................   14
   2.2      Company Actions...................................................................................   16
   2.3      Board of Directors................................................................................   18

ARTICLE 3. THE MERGER.........................................................................................   19

   3.1      The Merger........................................................................................   19
   3.2      Merger Consideration And Cancellation Of Shares...................................................   20
   3.3      Payment of Cash for Shares........................................................................   20
   3.4      Dissenting Shares.................................................................................   22
   3.5      Stock Options.....................................................................................   23
   3.6      The Closing.......................................................................................   24
   3.7      Deliveries at the Closing.........................................................................   24

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND BUYER.........................................   24

   4.1      Entity Status.....................................................................................   24
   4.2      Power and Authority; Enforceability...............................................................   25
   4.3      Consents and Approvals; No Defaults...............................................................   25
   4.4      Capitalization....................................................................................   25
   4.5      Litigation........................................................................................   26
   4.6      Share Ownership...................................................................................   26
   4.7      Buyer's Operations................................................................................   26
   4.8      Brokers' Fees.....................................................................................   26
   4.9      Ability to Consummate the Transactions............................................................   26
   4.10     Statements True and Correct.......................................................................   27
   4.11     Regulatory Approvals..............................................................................   27

ARTICLE 5. REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ENTITIES....................................   27

   5.1      Corporate Status..................................................................................   27
   5.2      Power and Authority; Enforceability...............................................................   27
   5.3      Consents and Approvals; No Defaults...............................................................   28
   5.4      Brokers' Fees.....................................................................................   28
   5.5      Capitalization....................................................................................   29
   5.6      Records...........................................................................................   29
   5.7      Acquired Subsidiaries.............................................................................   29
   5.8      Company Reports and Financial Statement...........................................................   30
   5.9      Subsequent Events.................................................................................   31
   5.10     Intentionally Deleted.............................................................................   31
   5.11     Legal Compliance..................................................................................   31

                                 Exhibit 5 - 2

   5.12     Tax Matters.......................................................................................   31
   5.13     Title to Assets...................................................................................   32
   5.14     Real Property and Leaseholds......................................................................   32
   5.15     Intellectual Property.............................................................................   32
   5.16     Inventory.........................................................................................   35
   5.17     Material Contracts; Defaults......................................................................   35
   5.18     Receivables.......................................................................................   36
   5.19     Insurance.........................................................................................   36
   5.20     Litigation........................................................................................   36
   5.21     Product Warranty..................................................................................   36
   5.22     Product Liability.................................................................................   37
   5.23     Labor; Employees..................................................................................   37
   5.24     Employee Benefits.................................................................................   37
   5.25     Environmental, Health, and Safety Matters.........................................................   39
   5.26     Statements True and Correct.......................................................................   40
   5.27     Regulatory Approvals..............................................................................   40
   5.28     Vote Required.....................................................................................   40
   5.29     Opinion of Financial Advisor......................................................................   40
   5.30     Takeover Statutes.................................................................................   41
   5.31     Representations Complete..........................................................................   41

ARTICLE 6. PRE-CLOSING COVENANTS..............................................................................   41

   6.1      Notices and Consents..............................................................................   41
   6.2      Operation of Business.............................................................................   41
   6.3      Access to Information.............................................................................   44
   6.4      Acquisition Proposal..............................................................................   45
   6.5      Charges, Fees, and Prepayment Obligations.........................................................   47
   6.6      Financing.........................................................................................   47
   6.7      Covenants to Satisfy Conditions...................................................................   47
   6.8      Disclosure Prior to Closing.......................................................................   48
   6.9      Publicity.........................................................................................   48
   6.10     Preparation of the Company Proxy Statement; Company Shareholders Meeting; Merger Without a Company
             Shareholders Meeting.............................................................................   48
   6.11     Indemnification and Directors' and Officer's Insurance............................................   49
   6.12     Employee Benefits.................................................................................   50
   6.13     Works in Progress/Finished Goods..................................................................   51

ARTICLE 7. INTENTIONALLY DELETED..............................................................................   51

ARTICLE 8. CLOSING CONDITIONS.................................................................................   52

   8.1      General Conditions................................................................................   52

ARTICLE 9. TERMINATION........................................................................................   52

   9.1      Termination of Agreement..........................................................................   52
   9.2      Manner and Effect of Termination..................................................................   54
   9.3      Certain Payments Upon Termination.................................................................   54

                                 Exhibit 5 - 3

ARTICLE 10. MISCELLANEOUS.....................................................................................   55

   10.1     Disclosure Letters................................................................................   55
   10.2     Entire Agreement..................................................................................   55
   10.3     Successors........................................................................................   56
   10.4     Assignments.......................................................................................   56
   10.5     Notices...........................................................................................   56
   10.6     Specific Performance..............................................................................   57
   10.7     Time..............................................................................................   57
   10.8     Counterparts......................................................................................   57
   10.9     Headings..........................................................................................   57
   10.10    Governing Law.....................................................................................   57
   10.11    Amendments and Waivers............................................................................   57
   10.12    Severability......................................................................................   58
   10.13    Expenses..........................................................................................   58
   10.14    Construction......................................................................................   58
   10.15    Non-Survival of Representations and Warranties....................................................   58

                                  ATTACHMENTS

                                   Exhibits

Exhibit A      Tender Agreement
Exhibit B      Certificates of Merger
Exhibit C      Form of the Company's Officers' Certificate
Exhibit D      Form of the Company's Secretary's Certificate
Exhibit E      Form of Parent's Officers' Certificate
Exhibit F      Form of Parent's Secretary's Certificate
Exhibit G      Form of Buyer's Officer's Certificate
Exhibit H      Form of Buyer's Secretary's Certificate

Annex A        Offer Conditions

                                 Exhibit 5 - 4

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 2, 2001 by and among 3D Systems Corporation, a Delaware corporation ("Parent"), Tiger Deals, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Buyer ("Buyer"), and DTM Corporation, a Texas corporation (the "Company," and together with its Subsidiaries from time to time (except as the context herein may otherwise require), the "Acquired Entities"), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition have the meanings set forth in ARTICLE 1 or elsewhere in this Agreement.

                                   RECITALS
                                   --------

     WHEREAS, the Company Board and the respective Board of Directors of each of Parent and Buyer each has approved and determined that it is fair, advisable and in the best interests of its respective stockholders to effect a merger of Buyer with and into the Company, with the Company as the surviving corporation, pursuant to the Certificates of Merger and upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Buyer shall, promptly following receipt by Parent of commitments in customary form from financial institutions or other equity or debt sources sufficient in amount to allow Buyer to consummate the Transactions (the "Financing Commitments"), commence a tender offer (the "Offer") to acquire any and all of the outstanding shares of Company Common Stock at a price of $5.80 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest, less any required withholding taxes, in accordance with the terms and subject to the conditions provided herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, certain Company Shareholders have entered into Tender and Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Tender Agreement"), pursuant to which those shareholders have agreed to tender to Buyer all shares of Common Stock beneficially owned by those shareholders and to vote, if necessary, all voting securities of the Company beneficially owned by them in favor of approval and adoption of this Agreement and the Merger.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

     Section 13.
DEFINITIONS

     "14F-1 Information Statement" is defined in Section 1.1(f).
                                                 --------------

                                 Exhibit 5 - 5

     "Acquired Entities" is defined in the Preamble hereto.

     "Acquired Subsidiary" means each wholly-owned subsidiary of the Company.

     "Acquisition Proposal" is defined in Section Section 18(d).
                                          ---------------------

     "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

     "Affiliate" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

     "Affiliated Group" means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

     "Balance Sheet Date" is defined in Section Section 17(h).
                                        ---------------------

     "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms the Basis for any specified consequence.

     "Breach" means any Breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

     "Business Day" means any day other than a day on which the NASDAQ is closed for trading.

     "Buyer" is defined in the preamble to this Agreement.

     "Buyer Medical Plans" is defined in Section 1.4(ppp).

     "Cash Amount" is defined in Section 1.1(z)

     "Certificates of Merger" is defined in Section 1.1(i).
                                            --------------

     "Closing" is defined in Section Section 15(f).
                             ---------------------

     "Closing Date" is defined in Section Section 15(f).
                                  ---------------------

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" is defined in the preamble to this Agreement.

     "Company Board" means the Board of Directors of the Company.

     "Company Common Stock" means the Company's common stock, $.0002 par value.

                                 Exhibit 5 - 6

     "Company Disclosure Letter" is defined in Section 17.

     "Company Option" is defined in Section 3.5.
                                    ------------

     "Company Proxy Statement" is defined in Section 1.4(fff).
                                             ----------------

     "Company Reports" is defined in Section Section 17(h).
                                     ---------------------

     "Company Shareholders" means the shareholders of the Company as they may be constituted from time-to-time.

     "Confidentiality Agreement" is defined in Section 1.4(eee).
                                               ----------------

     "Confidential Information" means any non-public information concerning the businesses and affairs of Parent or any Acquired Entity.

     "Consent" means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract.

     "Contract" means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

     "Copyrights" means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

     "Credit Facility" is defined in Section 6.3(f).

     "Damages" means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnitee's internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

     "Developers" is defined in Section 1.4(f).
                                --------------

     "Disclosure Letters" means the Company Disclosure Letter and the Parent Disclosure Letter.

     "Dissenting Shares" is defined in Section Section 15(d).
                                       ---------------------

     "DGCL" means the Delaware General Corporation Law.

     "Effective Time" is defined in Section 1.1(i).
                                    --------------

     "Employee Benefit Plans" means all employee benefit plans or arrangements of any kind, including without limitation, bonus deferred compensation, incentive compensation, equity

                                 Exhibit 5 - 7
compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, whether or not a plan described in Section 3(3) of ERISA.

     "Employee Pension Benefit Plan" is defined in ERISA Section 3.2.

     "Employee Welfare Benefit Plan" is defined in ERISA Section 3.1.

     "Encumbrance" means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership.

     "Enforceable" - a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

     "Environment" means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), plant life, animal life, and all other environmental media or natural resources.

     "Environmental, Health, and Safety Requirements" means all Orders, Contracts and Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, labeling, testing, processing, discharge, release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, each as amended and as now in effect and in effect at Closing.

     "Equity Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

     "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Equity Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other

                                 Exhibit 5 - 8
partnership/limited liability company interests, and any Equity Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with any Acquired Entity within the meaning of Sections 414(b),
(c) or (m) of the Code, or required to be aggregated with any Acquired Entity under Section 414(o) of the Code, or is under "common control" with any Acquired Entity, within the meaning of Section 4001(a)(14) of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expenses" is defined in Section Section 21(a).
                              ---------------------

     "Expiration Date" is defined in Section 0.
                                     ---------

     "Financial Advisor" is defined in Section 1.1(b).
                                       --------------

     "Financial Statements" is defined in Section Section 17(h).
                                          ---------------------

     "Financing Commitments" is defined in the Recitals to this Agreement.

     "Funding Date" is defined in Section 1.4(fff).
                                  ----------------

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Liabilities" is defined in Section 1.4(hhh).
                                             ----------------

     "Indemnified Persons" is defined in Section 1.4(hhh).
                                         ----------------

     "Independent Directors" is defined in Section 1.1(g).
                                           --------------

     "Insurance Policies" is defined in Section Section 17(r).
                                        ---------------------

     "Insured Parties" is defined in Section Section 18(k).
                                     ---------------------

     "Intellectual Property" means any Marks, Patents, Copyrights, Trade Secrets or rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the

                                 Exhibit 5 - 9
modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

     "Knowledge" (i) when used in this Agreement with reference to the Company, shall be deemed to mean and refer to the actual knowledge of the Company's executive officers and directors after the Company's Chief Executive Officer and Chief Financial Officer have made due and diligent inquiry of those managerial employees of the Company whom such executive officers reasonably believe would have knowledge of the matters presented, and (ii) when used in this Agreement with reference to Parent or Buyer, shall be deemed to mean and refer to the actual knowledge of Parent's executive officers and directors after Parent's Chief Executive Officer and Chief Financial Officer have made due and diligent inquiry of those managerial employees of Parent whom such executive officers reasonably believe would have knowledge of the matters presented.

     "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

     "Leased Real Estate" is defined in Section 1.4(b).
                                        ---------------

     "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

     "Marks" means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

     "Material Adverse Change (or Effect)" means a change (or effect) that is materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, results of operations or business of a Person, which in the case of the Company or Parent shall be viewed together with its respective Subsidiaries on a consolidated basis (other than, in the case of the Company, the following in and of themselves, either alone or in combination: (i) any effect or change occurring as a result of (A) general economic or financial conditions or (B) conditions affecting the Company's industry as a whole; (ii) any change or effect resulting from any announcement of the Agreement or Merger or the transactions contemplated in connection therewith, except that the termination or asserted termination or modification in any manner adverse to the Company, to any material Contract of the Company shall not fall within this subsection (ii); (iii) a change in the market price or trading volume of Company Common Stock; and (iv) a failure by the Company to meet the revenue or earnings predictions of equity analysts as reflected in any consensus estimate, or any other revenue or earnings predictions or expectations (other than those earnings predictions or expectations which have been disclosed publicly by the Company), for any period ending (or for which earnings are released) on or after the date of this Agreement and on or prior to the Closing
Date).

                                 Exhibit 5 - 10

     "Merger" is defined in Section 1.1(h).
                            --------------

     "Merger Consideration" means the cash paid to the holders of the Shares pursuant to Section 15 hereof.

     "Multi-employer Plan" is defined in ERISA Section 3(37).

     "NASD" means the National Association of Securities Dealers, Inc.

     "NASDAQ" is defined in Section 1.1(aa).
                            ---------------

     "Order" means any Order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

     "Offer" is defined in the Recitals hereof.

     "Offer Conditions" is defined in Section 0.
                                      ---------

     "Offer Documents" is defined in Section 1.1(a).
                                     --------------

     "Offer Price" is defined in the Recitals hereof.

     "Options" means the options to purchase shares of capital stock of the Company.

     "Ordinary Course of Business" means, with respect to any Person, that Person's ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

     "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

     "Owned Real Estate" is defined in Section 1.4(a)
                                       --------------

     "Parent" is defined in the preamble to this Agreement

     "Parent Common Stock" means Parent's common stock, $.001 par value.

     "Parent Disclosure Letter" is defined in Section 17 below.

     "Parties" means Parent, Buyer and the Company.

     "Patents" means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therfor, and (B) any inventions and discoveries that may be patentable.

                                 Exhibit 5 - 11

     "Paying Agent" is defined in Section 1.1(r).
                                  --------------

     "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

     "Per Share Amount" is defined in Section 1.1(n)
                                      --------------

     "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Prohibited Transactions" is defined in ERISA Section 406 and Code Section 4975.

     "Receivables" means all receivables of the Acquired Entity, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

     "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

     "Retained Employees" means those employees of the Company who are employed by the Company just prior to the Effective Time and who have not given or been given by the Company written notice of their termination or severance from the employ of the Company.

     "Schedule 14D-9" is defined in Section 1.1(c).
                                    --------------

     "Schedule TO" is defined in Section 1.1(a).
                                 --------------

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Laws" is defined in Section Section 17(h)
                                     ---------------------

     "Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right except for (i) liens for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being duly contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen's, carriers', mechanics', suppliers', materialmen's, repairmen's, or other like liens (including Contractual landlords' liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent and being contested in good faith by appropriate Actions; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar types of social security.

     "Severance Arrangements" is defined in Section 1.4(nnn).
                                            ----------------

                                 Exhibit 5 - 12

     "Share" means any share of the Company Common Stock.

     "Share Certificates" is defined in Section 1.1(r).
                                        --------------

     "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

     "Stock Option Plans" is defined in Section 3.5.
                                        ------------

     "Subsidiary" means, with respect to any Person: (a) any corporation of which more than 10% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a 10% of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

     "Surviving Corporation" is defined in Section 1.1(h).
                                           --------------

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

     "TBCA" means the Texas Business Corporation Act.

     "Tender Agreement" is defined in the Recitals hereof.

     "Termination Fee" is defined in Section 1.4(cccc).
                                     -----------------

                                 Exhibit 5 - 13

     "Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), has been or is likely to be asserted, commenced, or otherwise taken.

     "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

     "Transaction Documents" means this Agreement and the Tender Agreement.

     "Transactions" means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares to Buyer and Buyer's delivery of the Merger Consideration therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Transaction Document; and (c) the performance by Parent, Buyer and the Company of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

     "Treas. Reg." means the proposed, temporary and final regulations promulgated under the Code.

     "Year 2000 Financial Statement" is defined in Section Section 17(h).
                                                   ---------------------

     Section 14.  THE TENDER OFFER

     (a) The Tender Offer. Provided that this Agreement has not been terminated in accordance with Section 21 and none of the events referred to in Annex A has occurred or is existing (and shall not have been waived by Parent), as promptly as practicable, but in no event later than five (5) Business Days after receipt by Parent of the Financing Commitments, Buyer shall (and Parent shall cause Buyer to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for any and all the Shares at the Offer Price, net to the seller in cash, without interest, less any required withholding taxes. The Offer initially shall expire at 12:00 midnight Eastern time on the twentieth Business Day following the date of commencement of the Offer (such date and time, as extended in accordance with the terms hereof, the "Expiration Date"). The obligation of Parent and Buyer to commence the Offer, accept for payment, purchase, and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto (the "Offer Conditions"). Buyer specifically reserves the right to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) except as expressly provided in this Section (a)0, extends
                                                           ------------
the Offer (vi) amends any other term of the Offer in any manner adverse to the holders of the Shares or (vii) amends or waives the Minimum Condition. Subject to the provisions of ARTICLE 9 hereof, if on the initial Expiration Date of the Offer, all of the Offer conditions are not then satisfied or waived, Buyer

                                 Exhibit 5 - 14
may, from time to time, in its sole discretion, extend the Expiration Date. Without limiting the generality of the foregoing, Buyer may, without the consent of the Company, extend any then scheduled Expiration Date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or for any period required by applicable law. Notwithstanding the foregoing, Buyer shall be obligated to extend the Offer from time to time until a date which is no more than sixty days after the date of the commencement of the Offer, if, at the Expiration Date as initially scheduled, or any extension thereof, the Offer conditions have not been satisfied or waived, provided, however, that Buyer shall not be required to extend the Offer as provided in this sentence unless, in Parent's reasonable judgment, (i) each such condition is reasonably capable of being satisfied; (ii) the Company is in material compliance with all of its covenants in this Agreement, and (iii) the failure of such condition to be satisfied shall not result from a Breach by the Company of any of its covenants and agreements contained in this Agreement.

          The Parties agree that the conditions set forth in Annex A are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition or may be waived by Buyer, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination (which will be made in good faith after consultation with the Company) by Buyer with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on all parties.

          Buyer may provide a "subsequent offering period" (as contemplated by Rule 14d-11 of the Exchange Act) of not less than three Business Days following its acceptance of and payment for the Shares in the Offer. Subject to the terms and conditions of the Offer and this Agreement, Buyer shall (and Parent shall cause Buyer to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Buyer becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

          (a) As soon as practicable on the date of commencement of the Offer, Parent and Buyer shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO shall contain or shall incorporate by reference the offer to purchase, related letter of transmittal, summary advertisement and other ancillary offer documents and instruments pursuant to which the Offer will be made (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") with respect to the Offer. Parent and Buyer will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Buyer agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Offer Documents, on the date first published, sent or given to the

                                 Exhibit 5 - 15

Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Buyer with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents and not subsequently corrected prior to filing. Each of Parent, Buyer and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Buyer each further agrees to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents (and shall provide any comments thereon as soon as practicable to counsel for Buyer) prior to their filing with the SEC or dissemination to the Company Shareholders. Parent and Buyer each agrees to provide the Company and its counsel any comments Parent, Buyer or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (b) Company Actions The Company hereby represents and warrants that the Company Board, at a meeting duly called and held at which all directors were present, duly and unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of, the Company and the Company Shareholders; (ii) resolved subject to Section Section 18(d)
                                                       ---------------------
hereof to recommend that the Company Shareholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger; and (iii) approved the execution, delivery and performance of this Agreement, such approval constituting approval of the foregoing for purposes of Section 5.03 of the TCBA and approved the acquisition of Shares by Buyer pursuant to the Offer and the Transactions. The Company also represents and warrants that its Board of Directors has received the written opinion of Hoak Breedlove Wesneski & Co. (the "Financial Advisor") that, as of the date hereof, the proposed consideration to be offered to the Company Shareholders pursuant to the Offer and the Merger is fair to the Company Shareholders from a financial point of view. The Company further represents and warrants that it has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), and the Company hereby consents to, the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.1(b) (subject to the right of the
                                --------------
Board of Directors to modify or withdraw such recommendation in accordance with Section Section 18(d)).
---------------------

          (c) The Company shall file with the SEC concurrently with the commencement of the Offer or as promptly thereafter as practicable a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments and supplements, the "Schedule 14D-9") containing the recommendations of the Company Board in favor of the Offer and the Merger (subject to the right of the Board of Directors to modify or withdraw such recommendation in accordance with Section Section 18(d)) and the opinion of the
                                  ---------------------
Financial Advisor referred to in Section 1.1(b). The Schedule 14D-9 shall comply as to form in all material respects with the

                                 Exhibit 5 - 16
requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall cause the Schedule 14D-9 to be mailed to the Company Shareholders promptly after commencement of the Offer and at the same time the Offer Documents are first mailed to the Company Shareholders. On the date filed with the SEC and on the date first published, sent or given to the Company Shareholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Buyer specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Buyer agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. Parent, Buyer and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable to counsel for the Company) prior to its filing with the SEC or dissemination to Company Shareholders. The Company agrees to provide Parent, Buyer and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (d) In connection with the Offer and the Merger, the Company shall promptly furnish or cause its transfer agent to promptly furnish Buyer with mailing labels containing the names and addresses of the record holders of Shares as of the latest practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer and the Merger to the Company Shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Buyer and their agents shall hold in confidence the information contained in any such labels, listings and files, and will use such information only in connection with the Offer and the Merger. In connection with the Offer, the Company will furnish Parent with such information (which will be treated and held in confidence by Parent) and assistance as Parent or its officers, employees, accountants, counsel and other representatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of shares of Common Stock. If this Agreement is terminated, Parent and Buyer will upon the written request of the Company promptly deliver or cause to be delivered to the Company all copies of any such information provided under this paragraph then in its possession or in the possession of its agents or representatives.

                                 Exhibit 5 - 17

     (c)  Board of Directors.

          (e) Effective upon the purchase by Buyer pursuant to the Offer of such number of Shares which represents at least 67% of the outstanding shares of Common Stock on a fully diluted basis (as defined in Annex A), and from time to time thereafter, Parent shall be entitled to designate up to that number of directors of the Company, rounded up to the next whole number as will make the percentage of the Company's directors designated by Parent equal to the percentage of outstanding shares of Common Stock held by Parent and any of its wholly owned Subsidiaries (including Buyer), including shares of Company Common Stock accepted for payment pursuant to the Offer. The Company shall take all action necessary to cause the designees of Parent to be elected to or appointed by the Company Board, including, without limitation, increasing the number of directors, amending its bylaws, or using its best efforts to obtain resignations of incumbent directors, subject in all cases to Section 14 (f) of the Exchange Act. Upon written request by Parent, the Company shall use its best efforts to cause the designees of Parent to constitute the same percentage of representation as is on the Company Board after giving effect to this Section
                                                                      -------
Section 14(c) on (i) each committee of the Company Board; (ii) the Board of
-------------
Directors of each of the Acquired Entities; and (iii) each committee of each such board. The provisions of this Section Section 14(c) are in addition to and
                                   ---------------------
shall not limit any rights that Parent, or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (f)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.1(e), including mailing to
                                 --------------
shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's Board (the "14f-1 Information Statement"). Parent shall supply the Company and be solely responsible for any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The 14f-1 Information Statement, on the date filed with the SEC and on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in Order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent specifically for inclusion in the 14f-1 Information Statement.

          (g) Following the election or appointment of Parent's designees to the Company Board, and prior to the Effective Time (as defined in Section
                                                                  -------
1.1(i)), the Company Board shall have at least two directors who are directors
-------
on the date hereof and who are not officers of the Company or affiliates of Parent or Buyer (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be affiliates of Parent or Buyer or officers of the Company and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent's designees to the

                                 Exhibit 5 - 18

Company Board, and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company or (b) exercise or waive any of the Company's rights, benefits or remedies hereunder.

     Section 15.  THE MERGER

     (a)  The Merger.

               (h) Subject to the terms and conditions hereof, and in accordance with the DGCL and the TBCA, Buyer shall be merged with and into the Company at the Effective Time (the "Merger"). Upon consummation of the Merger, the separate existence of Buyer shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and an indirect wholly-owned subsidiary of Parent.

               (i) As soon as practicable after satisfaction of (or, to the extent permitted hereunder, waiver of) all conditions to the Merger, the Company and Buyer will file a certificate of merger with the Secretary of State of the State of Delaware and deliver articles of merger to the Secretary of State of the State of Texas in accordance with the DGCL and TBCA (in the forms attached hereto as Exhibit B) and make all other filings or recordings required by
          ---------
applicable Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware and a certificate of merger is issued to the Surviving Corporation by the Secretary of State of the State of Texas or at such later time as is specified in the respective certificates of merger (the "Effective Time"). The certificates and articles of merger filed with the Secretary of States of of the States of Delaware and Texas are referred to throughout the remainder of this Agreement as the "Certificates of Merger."

               (j) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

               (k) The Articles of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Buyer in effect at the Effective Time until amended in accordance with applicable Law, provided however, that Section I of the amended
                                ----------------
and restated Articles of Incorporation of the Company as the Surviving Corporation, instead of reading the same as Section I of the Certificate of Incorporation of Buyer, shall read as follows: "The name of the corporation is DTM Corporation." The bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Buyer in effect at the Effective Time until amended in accordance with applicable Law, except that all references in such Bylaws to Buyer shall be changed to refer to DTM Corporation.

               (l) The directors of Buyer at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or

                                 Exhibit 5 - 19
appointed and qualified or until such director's earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

               (m) The officers of Buyer at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified or until such officer's earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

     (b)  Merger Consideration And Cancellation Of Shares.

               At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Buyer, the Company, or the holders of any of the following securities:

               (n) Each Share issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares, and shares to be cancelled pursuant to Section 1.1(o)), shall be
                                               --------------
converted automatically into the right to receive an amount in cash equal to the Offer Price (the "Per Share Amount"), without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section Section 15(c).
---------------------

               (o) Each Share held in the treasury of the Company or held by Parent or Buyer or any other Subsidiary of Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (p) Each outstanding share of common stock of Buyer shall be converted into one (1) share of common stock of the Surviving Corporation.

               (q) If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount payable to each holder of Shares shall be correspondingly adjusted.

     (c)  Payment of Cash for Shares.

               (r) At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Buyer and reasonably acceptable to the Company (the "Paying Agent"), as agent for the holders of Shares to be cancelled in accordance with Section Section
                                                             ---------------
15(b), cash in the aggregate amount required to pay the Merger Consideration in
-----
respect of such securities outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 1.1(s) hereof of the cash deposited
                                 --------------
with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Shares converted

                                 Exhibit 5 - 20
pursuant to the Merger and such cash shall not be used for any other purposes. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Amount pursuant to Section
                                                                      -------
Section 15(b) hereof, a form of letter of transmittal (which shall specify that
-------------
delivery shall be effected, and risk of loss and title to the certificates evidencing the Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificate to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate and any required withholding taxes on the Per Share Amount may be withheld by Buyer or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

          (s) After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check representing the Merger Consideration that such Person has the right to receive pursuant to the provisions of this Section 15. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

          (t) If payment is to be made to a Person other than the registered holder of the Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (u) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing the Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Amount provided for, and in accordance with the procedures set forth in this Section 15.

                                 Exhibit 5 - 21

          (v) If any cash deposited with the Paying Agent for purposes of payment in exchange for the Shares remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

          (w) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which dissenters' rights have been perfected as provided in Section Section 15(d) hereof shall be returned to the Surviving
               ---------------------
Corporation upon demand.

          (x) No dividends or other distributions with respect to capital stock of the Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for the Shares.

          (y) In the event that any Share Certificate or other instrument representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Shares, the Per Share Amount, and unpaid dividends and distributions on Shares deliverable in respect thereof, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

     (d)  Dissenting Shares.

          Notwithstanding any other provisions of this Agreement, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of capital stock of the Company in favor of the Merger and who has otherwise complied with the relevant provisions of Article 5.12 of the TBCA and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into a right to receive the Per Share Amount. The holders thereof shall be entitled only to such rights as are granted by Article 5.12 of the TBCA. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Article 5.12 of the TBCA shall receive payment therefor from the Surviving Corporation in accordance with the TBCA; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Article 5.12 of the TBCA, (ii) shall have effectively withdrawn his

                                 Exhibit 5 - 22
demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Dissenting Shares under Article 5.12 of the TBCA, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in
Article 5.12 of the TBCA, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the Per Share Amount from the Surviving Corporation as provided in Section Section 15(b). The
                                                     ---------------------
Company shall give Parent prompt notice of any demands received by the Company prior to the Effective Time any attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to stockholders' rights appraisal, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     (e)  Stock Options.

               (z) At the Effective Time, each outstanding and unexercised option to purchase Shares (a "Company Option") pursuant to the existing and duly administered 1996, 1998 and 1999 stock option plans of the Company (the "Company Option Plans"), whether vested or unvested, shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Company option, the "Cash Amount." with respect to such Company Option. The "Cash Amount" for any Company Option shall equal the product of (1) the excess, if any, of the Per Share Offer Amount over the exercise price per Share of such Company Option and (2) the number of Shares underlying such Company Option. Company shall take all actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this Section 5.5 no later than immediately
                                         -----------
prior to the Effective Time. Except as may be otherwise agreed to by Parent or Buyer and the Company, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any or the Acquired Subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. All Company Options outstanding as of the date of this Agreement and the price at which they are exercisable are listed on
Section 3.5(a) of the Company Disclosure Letter. The Company and Parent agree that the Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

               (aa) All warrants and other convertible securities to purchase shares of Company Common Stock shall be canceled as of the Closing Date. At or before the Effective Time, the Company shall take all actions, in a manner reasonably satisfactory to Parent, necessary or advisable to give effect to the foregoing provisions of this Section 3.5.
                             -----------

                                 Exhibit 5 - 23

               (bb) As soon as practicable following the Effective Time, Parent shall cause to be mailed to the holder of each Company Option, the Cash Amount payable with respect to such Company Option to such holder pursuant to Section
                                                                       -------
(e)(z) hereof.
------

     (f)  The Closing.

               The closing of the Merger (the "Closing") shall take place (i) at the offices of Akin, Gump, Strauss, Hauer & Feld LLP, 2029 Century Park East, Los Angeles, California 90067 at 9:00 A.M. (Los Angeles time) on the Business Day on which the Parties hereto designate as the closing date following the fulfillment or waiver of the conditions set forth in Section 20 hereof in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree (the "Closing Date").

     (g)  Deliveries at the Closing.


     At the Closing:

               (cc) The Company will deliver to Parent:

                    (i) An Officers' certificate, substantially in the form of Exhibit C, duly executed on the Company's behalf.
---------

                    (ii) A Secretary's certificate, substantially in the form of Exhibit D, duly executed on the Company's behalf.
---------

               (dd) Parent and Buyer will deliver to the Company:

                    (i) Officers' certificates, substantially in the form of Exhibits E and G, duly executed on Parent's and Buyer's behalf, respectively.
----------------

                    (ii) Secretary's certificates, substantially in the form of Exhibit F and H, duly executed on Parent's and Buyer's behalf, respectively.
---------------

     Section 16.
REPRESENTATIONS AND WARRANTIES
CONCERNING PARENT AND BUYER

     Parent and Buyer each represent and warrant to the Company that the statements contained in this are correct and complete, except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement (the "Parent Disclosure Letter") prepared in accordance with Section 10.1 hereof.

     (a)  Entity Status.

               Parent and Buyer each is a corporation duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and Buyer each has the requisite power and authority to own or lease its properties and to carry on its business as

                                 Exhibit 5 - 24
currently conducted. Parent and Buyer each are qualified to do business in all jurisdictions where such qualification is required. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Buyer.

     (b)  Power and Authority; Enforceability.

               Parent and Buyer each has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by the boards of directors of each of Parent and Buyer and by the sole stockholder of Buyer, and no other corporate action on the part of Parent or Buyer is necessary to authorize the execution and delivery by Parent and Buyer of this Agreement or the consummation of the Transactions. Each Transaction Document to which Parent and Buyer is a party has been duly authorized, executed and delivered by, and is Enforceable against, Parent and Buyer, respectively.

     (c)  Consents and Approvals; No Defaults.

               (ee) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Buyer in connection with the execution, delivery or performance by Parent or Buyer of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the NASD, the SEC and state securities authorities,
(ii) the filing of the Certificates of Merger with the Secretary of State of the States of Delaware and Texas and (iii) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Buyer or adversely affect or delay any of the Transactions.

               (ff) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Buyer; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any Contract, Order or Permit to which Parent or Buyer is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the Knowledge of Parent or Buyer, violate any Law or Order applicable to Parent or Buyer, except for any Breach, or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Buyer or adversely affect or delay any of the Transactions.

     (d)  Capitalization.

               The authorized capital stock of Parent at March 30, 2001 consists of (a) 25,000,000 shares of Parent Common Stock $0.001 par value per share, of which 12,304,572

                                 Exhibit 5 - 25
shares outstanding; and 225,000 shares are held in treasury and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding. As of the date hereof, (i) all of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any federal or state securities laws, (ii) no shares of Parent Common Stock are held by Subsidiaries of Parent, and (iii) 2,306,309 shares of Parent Common Stock are reserved for future issuance under outstanding Options.

     (e)  Litigation.

               Section 4.5 of the Parent Disclosure Letter sets forth each
               -----------
instance in which Parent or Buyer (a) is subject to any outstanding Order or (b) is a party or is Threatened to be made a party to any Action. No Action required to be set forth in Section 4.5 of the Parent Disclosure Letter questions the
                   -----------
Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to Parent, and Buyer and Parent do not have any Basis to believe that any such Action may be brought against Parent or Buyer.

     (f)  Share Ownership.

               To the Knowledge of Parent, none of Parent, Buyer or any of their respective Affiliates or associates beneficially owns more than 100 in the aggregate.

     (g)  Buyer's Operations.

               Buyer was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

     1.2  Brokers' Fees.

               Neither Parent nor Buyer has any liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

     1.3  Ability to Consummate the Transactions.

               Based on existing cash on hand and anticipated sources of equity or debt financing, Parent and Buyer have a good faith reasonable belief that Buyer will have the means to purchase the Shares and to consummate the Transactions.

                                 Exhibit 5 - 26

         (h)   Statements True and Correct.

                  None of the information (including this Agreement) supplied or to be supplied by Parent or Buyer to any Governmental Entity in connection with the Transactions will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

         (i)   Regulatory Approvals.

                  Neither Parent nor Buyer has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent or Buyer or materially alter or delay the Transactions.

     Section 17.
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED ENTITIES


         The Company represents and warrants to Parent and Buyer that the statements contained in this Section 17 are correct and complete, except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement (the "Company Disclosure Letter") prepared in accordance with Section
10.1 hereof.

         (a)   Corporate Status.

                  Each Acquired Entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. Each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and in which it currently proposes to engage. Section 5.1 of the Company Disclosure Letter lists each Acquired Entity's directors and officers. Each Acquired Entity has delivered to Parent correct and complete copies of each Acquired Entity's Organizational Documents, as amended to date. No Acquired Entity is in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or reorganization of any Acquired Entity.

         (b)   Power and Authority; Enforceability.

                                 Exhibit 5 - 27

                  Each Acquired Entity has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company (other than approval by the Company's Shareholders of the Merger) or any Acquired Entity is necessary to authorize the execution and delivery by each Acquired Entity of this Agreement or the consummation of the Transactions. Each Transaction Document to which any Acquired Entity is a party has been duly authorized, executed and delivered by, and is Enforceable against, each Acquired Entity.

         (c)   Consents and Approvals; No Defaults.

                  (a) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by any Acquired Entity in connection with the execution, delivery or performance by any Acquired Entity of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the NASD, the NASDAQ, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of the Company entitled to vote thereon, (iii) the filing of the Certificates of Merger with the Secretary of State of the States of Delaware and Texas and (iv) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect or delay any of the Transactions.

                  (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of, the respective Organizational Documents of the Acquired Entities;
(ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of an Acquired Entity under, any of the terms, conditions or provisions of any Contract, Order or Permit to which an Acquired Entity is a party or by which it or any of its properties or assets may be bound or affected so as in any such case to result in a Material Adverse Effect on the Company; or (iii) to the Knowledge of the Company, violate any Law or Order applicable to an Acquired Entity except for any Breach, or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or adversely effect or delay any of the Transactions.

         (d)   Brokers' Fees.

                  No Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

                                 Exhibit 5 - 28

         (e)   Capitalization.

                  The Company's authorized capital stock consists of (a) 60,000,000 Shares of Company Common Stock, of which 7,090,989 Shares are issued and outstanding as of April 2, 2001 and no Shares are held in treasury, and (b) 3,000,000 shares of preferred stock, $.001 par value per share, of which none are issued and outstanding. All of the issued and outstanding Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, and (c) were not issued in Breach of any Equity Commitments. No Equity Commitments exist with respect to any Equity Interest of the Company, and no such Equity Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of the Company's Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

         (f)   Records.

                  The copies of the Acquired Entities' Organizational Documents that were provided to Parent are accurate and complete and reflect all amendments made through the date hereof. The Acquired Entities' minute books and other records made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the shareholders and directors of the Acquired Entities taken by written consent, at a meeting, or otherwise since formation.

         (g)   Acquired Subsidiaries.

                  Set forth in Section 5.7 of the Company Disclosure Letter for
                               -----------
each Acquired Subsidiary is (a) its name and jurisdiction of creation, formation, or organization, (b) if such Acquired Subsidiary is a corporation,
(i) the number of authorized Equity Interests of each class of its Equity Interests, (ii) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (iii) the number of Equity Interests held in treasury, and (c) if such Acquired Subsidiary is not a corporation, (i) the class of Equity Interests created under such Acquired Subsidiary's Organizational Documents and (ii) the holder(s) of such Equity Interests. All of the issued and outstanding Equity Interests of each Acquired Subsidiary (A) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (B) that is not a corporation have (i) been duly created pursuant to the Laws of the jurisdiction of such Acquired Subsidiary, (ii) have been issued and paid for in accordance with the Organizational Documents governing such Acquired Subsidiary, and (iii) except as expressly contemplated by the Organizational Documents governing such Acquired Subsidiary, are fully paid and non-assessable and require no further capital contribution. The Acquired Entities hold of record and own beneficially all of the outstanding Equity Interests of the Acquired Subsidiaries, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws). No Equity Commitments exist with respect to any Equity Interests of such Acquired Subsidiaries and no such Equity Commitments will arise in connection with the

                                 Exhibit 5 - 29

Transactions. There are no outstanding or authorized Equity Commitments with respect to any Acquired Subsidiary or its Equity Interests. There are no Contracts with respect to the voting or transfer of any Acquired Subsidiary's Equity Interests. No Acquired Subsidiary is obligated to redeem or otherwise acquire any of its Equity Interests. No Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in any Person that is not an Acquired Subsidiary.

         (h)   Company Reports and Financial Statement.

                  The Company has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), except failures to file which, individually or collectively, do not have a Material Adverse Effect on the Company. The Company has heretofore made available (which, for these purposes, shall include items available in the EDGAR database) to Parent true and complete copies of all Company Reports filed as of the date hereof. As of their respective dates, or, if amended, as of the date of the last such amendment and prior to the date of this Agreement, or, in the case of registration statements, as of their effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Company has filed with the SEC all documents and agreements which were required to be filed as exhibits to the Company Reports, except failures to file, if any, which, individually or collectively, do not have a Material Adverse Effect on the Company. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included or incorporated by reference in the Company Reports (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in the Financial Statement at December 31, 2000 (the "Year 2000 Financial Statement"), neither the Company nor any Acquired Subsidiary, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of the Company or any Acquired Subsidiary, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since December 31, 2000 (the "Balance Sheet Date") either (i) in the Company's Ordinary Course of Business; or (ii) which, individually or collectively, would not have a Material Adverse Effect on the Company.

                                 Exhibit 5 - 30

         (i)   Subsequent Events.

                  Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has any Liabilities that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company. Since the Balance Sheet Date, the business of the Company and each of its Subsidiaries has been conducted only in the Ordinary Course of Business. Since the Balance Sheet Date, the Company has not experienced a Material Adverse Change.

         1.4   Intentionally Deleted

         (j)   Legal Compliance.

                  Each Acquired Entity (i) is in compliance with all Laws and Orders applicable thereto or to the business of the Acquired Entity, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) has all Permits, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such Permits, Orders and approvals are in full force and effect and, to the Knowledge of the Company no suspension or cancellation of any of them is Threatened, other than such failure to obtain or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iii) has not received any notification or communication, from any Governmental Entity (a) asserting that any Acquired Entity is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (b) Threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of the Company, does a Basis for any of the foregoing exist), except such notifications or communications which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         (k)   Tax Matters.

                  (i) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to any Acquired Entity have been duly filed, (ii) each Acquired Entity has paid all Taxes shown as due and payable on such Tax Returns or adequate reserves for such Taxes are reflected on the Year 2000 Financial Statement, (iii) all deficiencies asserted or assessments made as a result of an examination by any taxing authority have been paid in full or adequate reserves therefor are reflected on the Year 2000 Financial Statement, (iv) in connection with the examination of any of the Tax Returns referred to in clause (i), no issues have been raised by any taxing authority that are currently pending, and (v) there are no outstanding or pending waivers of statutes of limitation that have been given by or requested with respect to any Taxes of any Acquired Entity. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by each Acquired Entity for each of the three most recent fiscal years ended on or before December 31, 2000. None of the Acquired Entities has any liability with respect to income, franchise or similar

                                 Exhibit 5 - 31

Taxes that accrued on or before the end of the most recent period covered by the Financial Statement included in the Company Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in such Financial Statements. No Acquired Entity is a party to any Tax allocation or sharing agreement (other than agreements among members of the affiliated group of which the Company is the common parent), is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than an Acquired Entity).

         (l)   Title to Assets.

                  Each Acquired Entity holds good and marketable title to, or a valid leasehold, consignment or License in each item of material tangible personal property owned or used by or in the possession of that Acquired Entity.

         (m)   Real Property and Leaseholds.

                  (a) The Company owns all material parcels of real property currently indicated as owned in fee by the Company on the Financial Statements (the "Owned Real Estate"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Encumbrances the existence of which would not have a Material Adverse Effect on the Company.

                  (b) The Company holds valid and subsisting leasehold interests in all material parcels of real property leased or subleased to the Company (collectively, the "Leased Real Estate"), free and clear of all Encumbrances, except for Encumbrances the existence of which would not have a Material Adverse Effect on the Company.

         (n)   Intellectual Property.

                  (c) Section 5.15(a) of the Company Disclosure Letter lists and
                      ---------------
contains the title and registration or application number, if applicable, of each Acquired Entity's issued Patents and patent applications.

                  (d) Section 5.15(b) of the Company Disclosure Letter lists
                      ---------------
each Acquired Entity's Marks. All such Marks that have been registered with the United States Patent and Trademark Office or with a corresponding state office are (or trademark office of the applicable foreign country) currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and Enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No such Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any such Mark. The Company has taken made all reasonable efforts to ensure that all products and materials containing such a Mark bear the proper legal notice where permitted by Law.

                                 Exhibit 5 - 32

                  (e) Section 5.15(c) of the Company Disclosure Letter lists
                      ---------------
each Acquired Entity's registered Copyrights. All such registered Copyrights are currently in compliance with formal legal requirements, are valid and Enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All works encompassed by such Copyrights have been marked with the proper copyright notice.

                  (f) Section 5.15(d) of the Company Disclosure Letter lists all
                      ---------------
Software developed by or for the Company. After Closing, the Acquired Entities will have at least a non-exclusive right to use any such Software and there are no third-party rights to such Software that will materially interfere with any Acquired Entity's ownership and use of such Software. The Software owned or purported to be owned by any Acquired Entity was either (i) developed within the scope of their employment by employees of an Acquired Entity who have assigned to the Company all rights to such software; (ii) developed by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a subsidiary from a third party. The Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than the Acquired Entities, except for any code incorporated into such Software that was not specifically written or developed for use in such Software and with respect to which the Company has all rights as are necessary to use such code as it is currently used and proposed to be used, the ownership of which was retained by the author or licensor, and with respect to which the Company has all rights as are necessary to use such code as it is currently used and proposed to be used, and such materials or development environments obtained by the Acquired Entities from other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.

                  (g) Each of the Acquired Entities has taken all reasonable steps to protect their respective rights in Trade Secrets. The Acquired Entities have taken all required steps to protect their respective rights in the Trade Secrets of third parties in accordance with the terms of any Contracts relating to such third-party Trade Secrets to which any Acquired Entity is a party.

                  (h) The Acquired Entities own or have the right to use pursuant to a valid Contract, free and clear of any Encumbrances (other than those specified in the Contract), all Intellectual Property used by each Acquired Entity immediately prior to the Closing or necessary to the operation of the business of the Acquired Entities as currently proposed to be conducted. Each item of Intellectual Property owned or used by each Acquired Entity immediately prior to the Closing will be owned or available for use by such Acquired Entity on identical terms and conditions immediately subsequent to the Closing. Each Acquired Entity has taken all necessary action to maintain and protect each item of Intellectual Property that is material to its business that it owns or uses. No such Intellectual Property is subject to any adverse claim of title. No adverse claim of title has been Threatened with respect to such Intellectual Property and there is no Basis therefor.

                  (i) Section 5.15(g) of the Company Disclosure Letter
                      ---------------
identifies each Contract pursuant to which any Acquired Entity has granted to a third party rights under or with respect to any of its Intellectual Property (together with any exceptions other than Software, as to which reference is made to Section (n)(l) below). The Company has delivered to Parent correct and

                                 Exhibit 5 - 33
complete copies of all written documentation in its possession or control evidencing ownership and prosecution (if applicable) of each item of Intellectual Property of the Acquired Entities. With respect to each item of Intellectual Property required to be identified in Sections 5.15(a), 5.15(b),
                                                   ----------------  -------
5.15(c) and 5.15(d) of the Company Disclosure Letter:
-------     -------

                      (i) An Acquired Entity possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

                      (ii)    the item is not subject to any outstanding Order;

                      (iii) no Action is pending or Threatened (and there is no Basis therefor) which challenges the validity, Enforceability, use, or ownership of the item; and

                      (iv) no Acquired Entity has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (j) No Acquired Entity has interfered with, infringed upon, (whether directly, or by contribution or inducement), misappropriated, or otherwise come into conflict with any other Person's Intellectual Property, and no Acquired Entity has ever received any notice alleging any such interference, infringement, misappropriation, or violation (including any claim that each Acquired Entity must license or refrain from using any other Person's Intellectual Property), other than allegations set forth in the complaint filed on December 15, 2000, case number SA CV 00-1230 DOC (EEX). No third Person has any Intellectual Property that interferes or would be likely to interfere with any Acquired Entity's use of any of its Intellectual Property. No Acquired Entity will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation of its businesses as currently conducted and as currently proposed to be conducted. To the Company's Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Acquired Entity's Intellectual Property.

                  (k) Section 5.15(i) of the Company Disclosure Letter
                      ---------------
identifies each item of Software, other than readily available "shrink wrap" Software, that any other Person owns and that is material to the conduct of business of any Acquired Entity. The Company has delivered to Parent correct and complete copies of all Contracts with respect to such use as amended to date. With respect to the Contracts related to each item of Intellectual Property required to be identified in Section 5.15(i) of the Company Disclosure Letter:
                             ---------------

                      (i)     the Contract is Enforceable;

                      (ii) the Contract will continue to be Enforceable on substantially the same terms 3following the consummation of the Transaction;

                      (iii) no party to the Contract is in Breach, and no event has occurred which with notice or lapse of time would constitute a Breach thereunder;

                      (iv) no party to the Contract has repudiated any provision thereof;

                                 Exhibit 5 - 34

                      (v) with respect to each sublicense Contract the representations and warranties set forth in Sections 1.4(k)(i) through
                                            ------------------
1.4(k)(iv) are true and correct with respect to the underlying license Contract;
----------

                      (vi) to the Company's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding Order;

                      (vii) no Action is pending or Threatened (and to the Company's Knowledge, there is no Basis therefor) which challenges the validity or Enforceability of the underlying item of Intellectual Property; and

                      (viii) no Acquired Entity has granted any sublicense or similar Contract with respect to the Contract.

                  (l) All former and current employees of any Acquired Entity have executed written Contracts with the applicable Acquired Entity that assign to such Person all rights to any inventions, improvements, discoveries or information relating to any Acquired Entity's business. No employee of any Acquired Entity has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her to any Person other than the Acquired Entities.

                  (m) Prior to December 14, 2000, neither the Company, nor any officer or director of the Company, had actual notice of any alleged infringement of US Patent No. 554,336.

                  (n) The Sinterstation equipment does not expose the build material in first and second patterns of exposure that at least partially overlap and does not twice expose the same layer of build material with a repeated pattern of exposure.

         (o)   Inventory.

                  The Acquired Entities' inventory whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the Year 2000 Financial Statement, none of which is slow-moving, obsolete, damaged, or defective. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three years. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Acquired Entities. No Acquired Entity holds any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from any Acquired Entity.

         (p)   Material Contracts; Defaults.

                  (o) Section 5.17 of the Company Disclosure Letter lists all
                      ------------
Contracts that provide for an aggregate payment from an Acquired Entity in excess of $150,000 in any Contract year other than (i) Contracts that can or in reasonable probability will be completed within 90 days of

                                 Exhibit 5 - 35
the Closing Date or can be terminated within such 90 day period without payment of a penalty, (ii) Contracts for goods and services purchased in the Ordinary Course of Business of the Company, and (iii) Contracts reflected on the Financial Statements included as part of the Company Reports or disclosed in the Company Reports.

                  (p) The Company is not in Breach of any Contract except for such Breaches that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Contracts of the Company contain any provisions that upon a change in control of the Company would have a Material Adverse Effect on the Company.

         (q)   Receivables.

                  All of the Receivables are Enforceable, represent bona fide transactions, and arose in the Ordinary Course of Business of the Acquired Entities, and are reflected properly in their books and records. All of the Receivables are good and collectible receivables, are current, and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject only to the reserve for bad debts set forth on the face of the Year 2000 Financial Statement (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of the Acquired Entities, consistent with GAAP.

         (r)   Insurance.

                  The Company has provided a list, which is attached to Section
                                                                        -------
5.19 of the Company Disclosure Letter of the insurance policies, binders, or
----
bonds maintained by any Acquired Entity or on which any Acquired Entity is named as a beneficiary or loss payable ("Insurance Policies"). All the Insurance Policies are in full force and effect; no Acquired Entity is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. The Company has never made any material claim on or in respect of an insurance policy or bond insurer or insurers.

         (s)   Litigation.

                  No Acquired Entity (a) is subject to any outstanding Order or
(b) is a party or is Threatened to be made a party to any Action. No Action required to be set forth in Section 5.20 of the Company Disclosure Letter questions the Enforceability of this Agreement or the Transactions, or would result in any Material Adverse Change with respect to any Acquired Entity, and the Company does not have any Basis to believe that any such Action may be brought against any Acquired Entity.

         (t)   Product Warranty.

                  Each product manufactured, sold, leased, or delivered by the Acquired Entities has been in material conformity with all applicable Law, Contracts, and all express and implied warranties, and no Acquired Entity has any material Liability (and there is no Basis for any

                                 Exhibit 5 - 36
present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Year 2000 Financial Statement as adjusted for the passage of time through the Closing Date in accordance with the Acquired Entities' Ordinary Course of Business. No product designed, manufactured, sold, leased, or delivered by any Acquired Entity is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease.
Section 5.21 of the Company Disclosure Letter includes copies of the standard terms and conditions of sale or lease for each Acquired Entity (containing applicable guaranty, warranty, and similar Liability indemnity provisions).

         (u)   Product Liability.

                  No Acquired Entity has any Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by any Acquired Entity.

         (v)   Labor; Employees.

                  To the Company's Knowledge, no executive, key employee, or group of employees has any current plans to terminate employment with any Acquired Entity. No Acquired Entity is a party to or bound by any collective bargaining Contract, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No Acquired Entity has committed any unfair labor practice. The Company does not have any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to employees of any Acquired Entity.

         (w)   Employee Benefits.

                  (q) Section 5.24(a) of the Company Disclosure Letter lists
                      ---------------
each Employee Benefit Plan under which any ERISA Affiliate has or in the future could have directly, or indirectly, any Liability with respect to any Acquired Entity's or ERISA Affiliate's current or former employees.

                  (r) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Laws.

                  (s) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan that provides group health benefits.

                                 Exhibit 5 - 37

                  (t) All contributions and premiums required of any Acquired Entity by any legal requirement or by the terms of any of its Employee Benefit Plans or any Contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) or accrued. All obligations of the Acquired Entities with respect to each of their Employee Benefit Plans have been paid or performed. All such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company or another Acquired Affiliate at or prior to Closing, or will be properly recorded on the Company Statements.

                  (u) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements to be a "qualified plan" under Code
Section 401(a) and has a current favorable determination letter (or similar ruling) from the Internal Revenue Service.

                  (v) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan that is subject to Title IV of ERISA(other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (w) The Company has delivered to Parent correct and complete copies of the plan Contracts and summary plan descriptions, the most recent determination letter or similar ruling received from the Internal Revenue Service, the Form 5500 Annual Report (if applicable) for the three (3) most recent years available, and all related trust, insurance, and other funding Contracts which implement each such Employee Benefit Plan.

                  (x) With respect to each Employee Benefit Plan that each Acquired Entity, and the ERISA Affiliates which includes the Acquired Entities, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                      (i) no such Employee Benefit Plan is an Employee Pension Benefit Plan that is subject to the provisions of Title IV of ERISA.

                      (ii) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan;

                      (iii) no Fiduciary has any Liability for Breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; and

                      (iv) no Action with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits or related to qualified domestic relations Orders (within the meaning of Code Section 414(p)) is pending or Threatened (and there is no Basis therefor), and no Acquired Entity has incurred, and no Acquired Entity has any reason to expect that each Acquired Entity will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                                 Exhibit 5 - 38

                  (y) No Acquired Entity, and the other members of the ERISA Affiliates that includes the Acquired Entities, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  (z) No Acquired Entity maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute, to any Employee Welfare Benefit Plan providing post-employment medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B and Part 6 of Title I of ERISA) or applicable state law or pursuant to employment of severance agreements.

Notwithstanding anything in this Section 5.24 to the contrary, Breaches of this
                                 ------------
Section 5.24 shall only be taken into account to the extent that they, individually or in the aggregate, would have a Material Adverse Effect on the Company.

         (x)   Environmental, Health, and Safety Matters.

                  (aa) Each Acquired Entity and its respective predecessors and Affiliates are in compliance with all Environmental, Health, and Safety Requirements.

                  (bb) Without limiting Section 5.25 of the Company Disclosure
                                        ------------
Letter, each Acquired Entity and its respective Affiliates has obtained and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such Permits is set forth in Section
                                                                      -------
5.25(b) of the Company Disclosure Letter. Such Permits are in full force and
-------
effect, free from Breach, and will not be adversely affected by the Transactions.

                  (cc) No Acquired Entity nor any of its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (dd) None of the following exists at any property or facility owned or operated by the Acquired Entities: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

                  (ee) No Acquired Entity nor any of its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

                                 Exhibit 5 - 39

                  (ff) The Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (gg) No Acquired Entity nor any of their predecessors or Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements which would have a Material Adverse Effect on the Company. No facts, events or conditions relating to the past or present facilities, properties or operations of the Acquired Entities, nor any of their respective predecessors or Affiliates, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

Notwithstanding anything in this Section 5.25 to the contrary, Breaches of this
                                 ------------
Section 5.25 shall only be taken into account to the extent that they,
------------
individually or in the aggregate, would have a Material Adverse Effect on the Company.

         (y)   Statements True and Correct.

                  None of the information (including this Agreement) supplied or to be supplied by any Acquired Entity to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

         (z)   Regulatory Approvals.

                  No Acquired Entity has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Offer and the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company or materially alter or delay the Transactions.

         (aa)  Vote Required.

                  The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt the Merger.

         (bb)  Opinion of Financial Advisor.

                  The Company has received the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that the Per Share Amount to be received in the Offer

                                 Exhibit 5 - 40
and the Merger by the holders of the shares of Common Stock is fair to such holders from a financial point of view.

         (cc)  Takeover Statutes.

                  TBCA Article 13. Assuming the accuracy of Parent's
                  ---------------
representation contained in Section 4.6, the Board of Directors of the Company has approved the transactions to be effected in accordance with this Agreement pursuant to Article 13.03A(1) of the TBCA, and determined that such approval satisfies the requirements of Article 13.03A(1) of the TBCA and, as a result, renders the other provisions of Article 13.03 of the TBCA inapplicable to the Offer, the Merger and this Agreement.

         (dd)  Representations Complete.

                  None of the representations or warranties made by the Company in this Agreement, in the Company Disclosure Letter or any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in Order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     Section 18.
PRE-CLOSING COVENANTS


         The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination
Date:

         (a)   Notices and Consents.

                  Each of the Company, Parent and Buyer, will give any notices to third parties, and will use its best efforts to obtain any third party Consents listed in Sections 4.3 and Section 17(c) of the Company Disclosure
                   ------------------------------
Letter and the Parent Disclosure Letter, respectively. Each Party will give any notices to, make any filings with, and use its reasonable best efforts to obtain any Consents of Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Sections 4.3 and Section
                                                        ------------------------
17(c), respectively, and to use such Party's reasonable best efforts to agree
-----
jointly on a method to overcome any objections by any Governmental Entity to the Transactions. Nothing in this Section (a) will require that Parent or its
                              -----------
Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section Section 18(a) require that Parent, its Affiliates, or the
          ---------------------
Acquired Entities take any actions that could affect the normal and regular operations of Parent, its Affiliates, or the Acquired Entities after the Closing.

         (b)   Operation of Business.

                                 Exhibit 5 - 41

                  Except as set forth in Section 6.2 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement during the period from the date hereof to the Effective Time, the Company will and will cause each of the Acquired Subsidiaries to (i) conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement,
(ii) use its best efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, and (iii) continue to take all reasonable action that may be necessary or advisable to protect and preserve its Intellectual Property. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of the Acquired Subsidiaries will, without the prior written consent of
Parent:

                  (hh)  amend its Organizational Documents;

                  (ii) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of Equity Commitments or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to the exercise of Options granted prior to the date hereof;

                  (jj) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of the Acquired Subsidiaries;

                  (kk) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Entity (other than the Merger);

                  (ll) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Acquired Subsidiary;

                  (mm) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the Company's Ordinary Course of Business, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for obligations of an Acquired Subsidiary incurred in the Company's Ordinary Course of Business; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to an Acquired Subsidiary) or customary loans or advances to employees in each case in the Ordinary Course of Business ; (iv) pledge or otherwise create or suffer to exist any Encumbrance with respect to shares of capital stock of the Company or an Acquired Subsidiary (other than

                                 Exhibit 5 - 42
pursuant to Security Interests pursuant to certain existing lines of credit under the Loan and Security Agreement(s) dated June 8, 2000 between the Company and Silicon Valley Bank, as amended (the "Credit Facility")), or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any other Encumbrance thereupon other than pursuant to Security Interests under the Credit Facility;

                  (nn) except for (i) increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than officers and directors of the Company) in accordance with past practices and (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, except as may be required by applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

                  (oo) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, the terms of which are completely and correctly disclosed in the Company Disclosure Letter and copies of which have been provided to Parent, or as required by applicable federal, state or local law or regulations;

                  (pp) exercise its discretion or otherwise voluntarily accelerate the vesting of any Option as a result of the Merger, or otherwise;

                  (qq) (i) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions (including in any transaction or series of related transactions having a fair market value in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate), other than sales of its products in the Ordinary Course of Business, (ii) enter into any exclusive license, distribution, marketing, sales or other agreement, or (iii) sell, transfer (other than non-exclusive licenses entered into in the Ordinary Course of Business of the applicable Acquired Entity) or otherwise dispose of any Intellectual Property;

                  (rr) except as may be required as a result of a change in applicable Law or in GAAP, change any of the accounting principles, practices or methods used by it;

                  (ss) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

                  (tt) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) enter into any Contract having a term in excess of six (6) months, or any other material Contract; (iii)

                                 Exhibit 5 - 43
amend, modify or waive any material right under any material Contract of the Company or any of the Acquired Subsidiaries; (iv) modify, in any material respect, its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of the Acquired Subsidiaries; (v) authorize any new capital expenditure or expenditures in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in any calendar quarter; or (vi) authorize any new or additional manufacturing capacity expenditure or new expenditures for any manufacturing capacity Contracts or arrangements;

                  (uu) make or revoke any material tax election or settle or compromise any income tax liability in excess of Twenty-Five Thousand Dollars ($25,000) or permit any Insurance Policy to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

                  (vv) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

                  (ww) fail to pay any Taxes or other material debts when due unless being contested in good faith and promptly disclosed to Parent;

                  (xx) settle or compromise any pending or Threatened suit, action or claim that (i) relates to the Transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than Fifteen Thousand Dollars ($15,000) or (iii) that (A) would otherwise be material to the Company and the Acquired Subsidiaries or (B) relates to any Intellectual Property matters;

                  (yy) except for this Agreement and the transactions expressly contemplated hereby, take any action or fail to take any action that could (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Acquired Entities under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which any Acquired Entity was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

                  (zz) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, other than immaterial changes in a manner consistent with prudent business practice and after prior consultation with Parent;

                  (aaa) sell, securitize, factor or otherwise transfer any accounts receivable; or

                  (bbb) take or agree in writing or otherwise to take any of the actions described in Sections 1.4(hh) through 1.4(aaa) (and it shall not take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto) untrue or incorrect).

         (c)   Access to Information.

                                 Exhibit 5 - 44

                  (ccc) Upon reasonable prior notice, the Company shall afford reasonable access to the officers, employees, accountants, counsel and other representatives of Parent and Buyer (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, and records; provided that the Company will not be required to provide such information to the extent that, in the opinion of the Company's legal counsel, such disclosure would constitute a waiver of the attorney-client privilege with respect to the subject matter of underlying the information sought to be disclosed or materially and adversely prejudice the Company in any material Action.

                  (ddd) During the period prior to the Effective Time, the Company shall promptly furnish to Parent and Buyer (i) a copy of each report, schedule, registration statement and other document in advance of filing it with the SEC, and shall provide Parent and Buyer a reasonable opportunity to review and comment upon such document, during such period, (ii) a copy of each document received by it from the SEC, during such period, and (iii) all other information concerning its business, properties and personnel as Parent and Buyer may reasonably request.
reasonably request.

                  (eee) That certain Confidentiality Agreement dated March 17, 2001, by and between the Company and Parent (the "Confidentiality Agreement") shall apply with respect to the information furnished pursuant to this Section
                                                                       -------
Section 18(c) and otherwise pursuant to this Agreement.
-------------

         (d)   Acquisition Proposal.

         (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall prohibit
                     -----------
the Company Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer not made in violation of this
Section 6.4; and provided, further, that nothing in this Section 6.4 or
-----------
elsewhere in this Agreement shall prohibit the Company, before the expiration of the Offer or adoption of this Agreement by the Company Shareholders, if applicable, from furnishing information regarding the Company or entering into negotiations or discussions with, any person in response to an Acquisition Proposal made, submitted, or announced by such person (and not withdrawn) or endorsing and/or recommending, or simultaneously with a termination of this Agreement pursuant to Section 9.1(c), entering into an agreement accepting or
                      --------------
providing for, a Superior Proposal, and any such actions enumerated in this provision shall not be considered a Breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) such Acquisition Proposal is not attributable to a Breach by the Company of this Section 6.4(a)
                                                                --------------
or Section 6.4(b); (2) the Board of Directors of the Company concludes in good
   --------------
faith, after consultation with its outside legal counsel, that it is reasonably

                                 Exhibit 5 - 45
likely that the failure to take such action would constitute a Breach of its fiduciary duties to the Company Shareholders under applicable Law; (3) prior to furnishing any such information to, or entering into discussions or negotiations with, such person, the Company gives Parent written notice of the identity of such person, the terms and conditions of such Acquisition Proposal and the Company's intention to furnish information to, or enter into discussions or negotiations with, such Person; (4) the Company receives from such Person an executed confidentiality agreement which shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement and which shall contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, restrictions on trading and hostile take-over activities and other terms no less favorable to the Company than those set forth in the Confidentiality Agreement; and (5) contemporaneously with furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent that such information has not been previously furnished by the Company to Parent). Subject to the foregoing provisions of this Section 6.4(a),
                                                                --------------
the Company shall, and shall cause its Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent and Buyer regarding any proposal that constitutes, or may reasonably be expected to lead to, a Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section (d).
                                                                    -----------
         (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Buyer, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to the Offer, the Company receives a Superior Proposal and a majority of the directors of the Company determine in good faith, after consultation with outside legal counsel, that it is reasonably likely that the failure to do so would constitute a Breach of their fiduciary duties to Company Shareholders imposed by applicable Law, the Company Board may withdraw its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Proposal, provided, that the Company Board shall give Parent two Business Days notice prior to withdrawing its recommendation or entering into an agreement with respect to or recommending a Superior Proposal; and pay to Parent the Termination Fee Provided for in Section 9.3(a) pursuant to Section 9.3(d).
                                    --------------             --------------

         (c) The Company promptly shall advise Parent of any Acquisition Proposal or any inquiry with respect to or that could lead to any Acquisition Proposal, the identity of the person or group making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status, including any change to the details, of any such Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence with other written material sent or provided (unless previously provided) to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

                                 Exhibit 5 - 46

         (d)   Nothing contained in this Section (d) shall prohibit the Company
                                       ------------
from taking and disclosing to its Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's Shareholders if, in the good faith judgment of the Company Board, after receiving advice from outside legal counsel, the failure so to disclose would constitute a Breach of its fiduciary duties under applicable law.

         (e)   For purposes of this Agreement:


         "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) for (i) a merger, acquisition consolidation, or similar transaction involving any equity security of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of all or substantially all of the assets of the Company.

         "Superior Proposal" means an unsolicited bona fide Acquisition Proposal made by a third party that the Board of Directors of the Company determines in good faith has the good faith intent to proceed with negotiations, and financial and other capabilities to consummate such Acquisition Proposal, taking into account, among other things, the legal, financial, regulatory and other aspects of such Acquisition Proposal, (i) on terms that a majority of the directors of the Company Board determines in its good faith judgment to represent superior value for the holders of the Shares than the Transactions (based on the written opinion, with only customary qualifications, of an independent financial advisor as to such proposal's financial superiority), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

         (e)   Charges, Fees, and Prepayment Obligations.

                  The Company will, prior to the Closing, take such commercially reasonable steps as are necessary to ensure that (i) no sums are owed or payable by the Acquired Entities to any Person in the nature of a transfer charge or processing fee with respect to any Contracts of the Acquired Entities, and (ii) no sums are owed or payable as a prepayment penalty if Parent or the Acquired Entities elect to prepay any Liability of the Acquired Entities that is outstanding as of the Closing Date.

         (f)   Financing.

                  Parent agrees to use its reasonable best efforts to obtain, as promptly as practical, on terms reasonably satisfactory to Parent, the Financing Commitments. Parent will consult with and provide periodic reports at reasonable intervals to the Company regarding the status of such financing. Such consultation and reports may be made orally, by email or other communications at the convenience of the Parties.

         (g)   Covenants to Satisfy Conditions.

                  Each of the Company and Parent will use reasonable best efforts to ensure, and to cause their respective Affiliates to ensure, that the conditions set forth in Annex A and Section 20 hereof are satisfied, insofar as such matters are within the control of such party. Parent and the Company further covenant and agree, with respect to any pending or Threatened Action,

                                 Exhibit 5 - 47
preliminary or permanent injunction or other Order, that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

         (h)   Disclosure Prior to Closing.

                  In the event that, at any time prior to the Closing, the Company or Parent becomes aware of any matter that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or the Parent Disclosure Letter hereto or would otherwise have rendered any representation or warranty false, or would materially alter or delay the Transaction, such Party shall promptly provide written notice of such matters to the other Party. However, no such notice provided under this Section (h) shall be deemed to cure any Breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Section 20 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof and prior to the Closing that individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

         (i)   Publicity.

                  The initial press release relating to this Agreement shall be a joint press release in a form mutually agreeable to Parent and the Company and Parent and the Company shall, subject to their respective legal obligations of public companies, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         (j) Preparation of the Company Proxy Statement; Company Shareholders Meeting; Merger Without a Company Shareholders Meeting.

                  (fff) If adoption of this Agreement is required by applicable Law, the Company will, as soon as practicable following the acceptance for payment of and payment for Shares by Buyer in the Offer, duly call, give notice of, convene and hold a meeting of the Company Shareholders for the purpose of adopting this Agreement or, in lieu of such meeting, Parent and Buyer, as soon as practicable following the Funding Date (as defined below), shall cause this Agreement to be adopted by written consent of stockholders. At such stockholders meeting (or in connection with any consent in lieu thereof), Parent shall cause all of the Shares then owned by Parent or Buyer to be voted in favor, or consented to, the adoption of this Agreement. In the event that adoption of this Agreement requires a meeting of the Company Shareholders, then the Company and Parent will, as soon as practicable following the acceptance for payment of and payment for the Shares by Buyer in the Offer (the date on which such acceptance and payment shall occur shall be referred to herein as the "Funding Date"), prepare and file a Proxy Statement (the "Company Proxy Statement") in preliminary form with the SEC. The Company agrees that Parent shall be given reasonable opportunity to review and comment on the

                                 Exhibit 5 - 48

Company Proxy Statement and such other materials and to approve the Company Proxy Statement and such other materials prior to their filing and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto. The Company will use all reasonable efforts to respond to all SEC comments with respect to the Company Proxy Statement and to cause the Company Proxy Statement to be mailed the Company Shareholders at the earliest practicable date. Parent will provide the Company with the information concerning Parent and Buyer required to be included in the Company Proxy Statement.

                  (ggg) Notwithstanding the foregoing clause (a), in the event that Parent and Buyer shall acquire in the aggregate at least 90% of the Shares in the Offer, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of the Company Shareholders, in accordance with Section 5.03.G.of the TCBA.

         (k)   Indemnification and Directors' and Officer's Insurance.

                  (hhh) After the acceptance of Shares for payment in the Offer, the Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Acquired Subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of the Acquired Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable Law. Nothing contained herein shall make Parent, Buyer, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section Section 18(k) relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section Section 18(k) shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section Section 18(k) and may specifically enforce its terms. This Section Section 18(k) shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Organizational Documents as presently in effect.

                  (iii) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions

                                 Exhibit 5 - 49
under the Company's Organizational Documents as in effect immediately prior to the Effective Time. The Surviving Corporation's aggregate obligation to indemnify and hold harmless all Indemnified Persons for all matters to which such Indemnified Persons may be entitled to be indemnified or held harmless under subsections (a) and (b) of this Section Section 18(k) shall in no event exceed the net worth of the Company at the Effective Time.

                  (jjj) For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided however, that in no event will Parent or the Company be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for two hundred percent (200%) of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

                  (kkk) Neither Parent nor any of its affiliates shall be obligated to guarantee the payment or performance of the Company's obligations under clauses (a) or (b) of this Section Section 18(k) so long as the Company
                                 ---------------------
honors such obligations to the extent of its shareholders' equity at the Effective Time, and neither Parent nor any such affiliate shall have any liability or obligation to any Indemnified Person arising from the Company's Breach of, or inability to perform its obligations under, such clauses in excess of the difference between the shareholders' equity of the Company at the Effective Time and the aggregate of all amounts paid by the Company in satisfaction of such obligations. The provisions of this Section 6.11 are
                                                         ------------
intended to be for the benefit of, and will be Enforceable by, each Indemnified Person and the heirs and representatives of such Indemnified Person. Parent will not permit the Company to merge or consolidate with any other Person unless the Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section Section 18(k).
                            ---------------------

                  (lll) If any Action is brought for the enforcement of the provisions of this Section 6.11 by any Indemnified Party, as a condition to bringing such Action, such Indemnified Party shall agree that the successful or prevailing party in any such Action shall be entitled to recover, in addition to any other relief to which he or it may be entitled, all of his or its actual out of pocket costs and expenses (including attorneys fees) incurred in connection with such Action.

         (l)   Employee Benefits.

                  (mmm) Parent and Buyer agree that, effective as of the Effective Time, all Retained Employees shall become eligible employees and entitled to all benefits under Employee Benefit Plans of Parent generally available to all employees of Parent and its Subsidiaries

                                 Exhibit 5 - 50

                  (nnn) Prior to the Effective Time, the Company shall adopt severance plans and/or enter into Severance Agreements substantially as provided in Section 6.12(b) of the Company Disclosure Letter (collectively referred to as the "Severance Arrangements"). Parent and Buyer agree to honor, and cause the Surviving Corporation to honor, without modification, all Severance Arrangements. Parent and Buyer acknowledge that the consummation of the Offer shall constitute a "Change in Control") for purpose of the Severance Arrangements.

                  (ooo) Subject to the terms of any Employee Benefit Plan and ERISA, if any employee of the Company, or any of its Subsidiaries becomes a participant in any Employee Benefit Plan, of Parent or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and its Subsidiaries, or any predecessor employer (to the extent such credit was given by the Company), for purposes of eligibility and vesting (but not for benefit accrual purposes) for which such service is either taken into account or recognized.

                  (ppp) To the extent practicable, Parent and the Surviving Corporation shall administer their medical plans ("Buyer Medical Plans") so as to coordinate deductibles, out-of-pocket maximums, and maximum benefit restrictions so that: (i) Retained Employees receive credit under the Buyer Medical Plans toward any deductibles under the Buyer Medical Plans for deductibles paid under any of the medical, dental and prescription drug plans maintained by the Company or any Acquired Entities ("Company Medical Plans") on or prior to the Closing which, had the Retained Employees been covered by the Buyer Medical Plans at that time, would have been taken into account by the Buyer Medical Plans, (ii) Retained Employees receive credit for their eligible out-of-pocket costs with respect to eligible claims incurred under the Company Medical Plans on or prior to the Closing which, had the Retained Employee been covered by the Buyer Medical Plans at that time would have been. taken into account by the Buyer Medical Plans toward any out-of-pocket maximums under the Buyer Medical Plans, and (iii) Retained Employees are credited with benefits received under the Company Medical Plans on or prior to the Closing which, had the Retained Employee been covered by the Buyer Medical Plans at that time, would have been taken into account by the Buyer Medical Plans for purposes of applying the maximum benefit restrictions under the Buyer Medical Plans.

         (m)   Works in Progress/Finished Goods.

                  The Company shall take all commercially reasonable actions agreed to in consultation with Parent in order to minimize the amount of work in process and inventory that any Acquired Entity shall have in its possession or control (whether in inventory or otherwise) as of the Effective Time.

     Section 19.
INTENTIONALLY DELETED

                                 Exhibit 5 - 51

     Section 20.
CLOSING CONDITIONS

          (a)  General Conditions.

                  The obligations of the parties to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the closing, of each of the following conditions unless waived in writing by Parent and the Company:

                  (qqq) No Law Or Orders. No Law or Order shall have been
                        ----------------
enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger or the Transactions, and all governmental consents, Orders and approvals required for the consummation of the Merger and the Transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

                  (rrr) Purchase of Shares in Offer. Buyer shall have purchased
                        ---------------------------
all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however that neither Parent nor Buyer may invoke this condition if Buyer shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

                  (sss) HSR. Any applicable waiting period under the HSR Act or
                        ---
other applicable antitrust or similar Law shall have expired or have been terminated with respect to the Transactions.

                  (ttt) Legal Proceedings. No Governmental Entity shall have
                        ------------------
initiated proceedings to restrain or prohibit the Merger or force rescission, unless such Governmental Entity shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date and there shall not have been any Law or Order which would require the divestiture by the Acquired Entities of a material portion of their respective businesses, assets or properties, taken as a whole, or impose any material limitation on the ability of the Acquired Entities, taken as a whole, to conduct their respective businesses and own their assets and properties, taken as a whole, following the Closing.

                  (uuu) Shareholder Approval. The Merger shall have been
                        --------------------
approved by the requisite vote of the holders of the outstanding capital stock of the Company entitled to vote thereon.

     Section 21.
TERMINATION

         (a)   Termination of Agreement.

                  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after stockholder or shareholder approval of the Merger:

                                 Exhibit 5 - 52

                  (vvv) Mutual Consent. By mutual written consent of the
                        --------------
Parties;

                  (www) Either Party. By either of the Company or the Parent (in
                        ------------
each case acting pursuant to a valid Board action):

                        (i) if (x) Parent shall not have received the Financing Commitments on or prior to May 3, 2001, or (y) Buyer shall not have accepted for payment the Shares tendered pursuant to the Offer on or prior that date that is 65 days following the commencement of the Offer; provided, however, that the
                                                 --------  -------
right to terminate this Agreement under this Section 1.4(www)(i) shall not be
                                             -------------------
available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Buyer to obtain the Financing Commitments or purchase or accept for payment Shares pursuant to the Offer; or

                        (ii) if any Governmental Entity shall have issued an Order, or taken any action which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or Action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such Order or Action.

                  (xxx) by Parent, if (i) the Company Board (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent or shall have resolved pursuant to valid Board action to do any of the foregoing, (B) shall have recommended to the Company Shareholders any Acquisition Proposal or resolved by valid Board action to do so or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company Shareholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's reasonable written request to do so; or (ii) the Minimum Condition (as defined in Annex A) shall not have been satisfied by the Expiration Date and (A) a third party shall have made or caused to be made an Acquisition Proposal or (B) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or Person (including the Company or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than 50% of the Common Shares; provided, however, the current ownership of Shares by the Company Shareholders who are party to the Tender Agreement shall not be deemed to trigger this clause (B);

                  (yyy) by the Company, if, prior to the acceptance of and payment for the Shares pursuant to the Offer, (x) the Company shall have entered into an agreement with respect to a Superior Proposal or the Company Board shall have recommended to the Company Shareholders any Superior Proposal or, in either case, resolved by valid Board action to do so and (y) the Company first makes the payment of the Termination Fee as required by Section 6.4(b); provided, however, the Company may not terminate this Agreement pursuant to this Section 9.1(d) if the Company has Breached the provisions of Section 6.4 hereof with respect to the Superior Proposal that is the subject of the termination;

                  (zzz) by the Company if there has been a material Breach by Parent or Buyer of any representation, warranty, covenant or agreements set forth in this Agreement which Breach

                                 Exhibit 5 - 53

(if susceptible of cure) has not been cured in all material respects within five Business Days following receipt of notice of such Breach; and

                  (aaaa) by Parent, if the Company shall have Breached any of its representations and warranties, which Breach shall have given rise to the failure of the condition set forth in clause (e) of Annex A hereto to be satisfied or if, prior to the consummation of the Offer, the Company shall have failed to perform its covenants of other agreements continued in this Agreement which failure to perform would give rise to the failure of the condition set forth in clause (f) to be satisfied, which breach or failure to perform is incapable of being cured in all material respects within five Business Days following receipt of notice of such Breach.

         (b)   Manner and Effect of Termination.

                  (bbbb) Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that
                                                     --------  -------
termination shall not affect (i) the rights and remedies available to a party as a result of the Breach by the other party or parties hereunder, (ii) the provisions of Sections Section 22(b), 0, and Section 22(m) hereof, or (iii) the
              --------------------------------------------
obligations of the Parties pursuant to Section 9.3 below.
                                       -----------

         (c)   Certain Payments Upon Termination.

                  (cccc) In the event that: (A) the Company terminates this Agreement under Section (yyy) or (B) Parent terminates this Agreement under
Section 9.1(c)(i), the Company shall pay to Parent a termination fee equal to $1,025,000 plus all actual out of pocket expenses (including, but not limited to, fees of legal counsel, accountants and financial and other advisors) incurred by Parent and any of its Affiliates in connection with the negotiation and execution of this Agreement and the exhibits hereto and the planned consummation of the necessary financing therefor and the Transactions ("Parent Expenses"), provided that such fee shall not exceed Two Million and No/100 Dollars ($2,000,000) in the aggregate (the "Termination Fee").

                  (dddd) In the event that (A) a Termination Fee is not otherwise payable to Parent pursuant to Section 1.4(cccc) and (B) (i) Parent
                                        -----------------
terminates this Agreement under Section 9.1(f), or (ii) this Agreement is
                                --------------
terminated due to a failure of the condition set forth in Section 1.4(uuu), the
                                                          ----------------
Company shall pay to Parent an amount equal to the Parent Expenses; provided, however, the amount payable pursuant to this Section 9.3 (b) shall not exceed $500,000.

                  (eeee) In the event that the Company terminates this Agreement under Section 9.1(e), Parent shall pay to Company all actual out of pocket
      --------------
expenses (including, but not limited to, fees of legal counsel, accountants and financial and other advisors) incurred by Company and any of its Affiliates in connection with the negotiation and execution of this Agreement and the exhibits hereto and the planned consummation of the Transactions ("Company Expenses"); provided, however, the amount payable pursuant to this Section 9.3(c) shall not exceed $500,000.

                                 Exhibit 5 - 54

                  (ffff) All payments required to be made hereunder shall be made by wire transfer of immediately available funds within five (5) Business Days of the event giving rise to the payment of such Expenses. Each of Parent and the Company acknowledges that the agreements contained in this Section
                                                                   -------
Section 21(c) are an integral part of the Transactions and that, without said
-------------
agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if either Party fails promptly to pay the Termination Fee or Expenses due pursuant to this Section Section 21(c), and, in order to
                                     ---------------------
obtain such payment, the other Party commences an Action which results in a judgment against the Party who has failed to make such payments, the non-prevailing Party will pay to the prevailing Party, its reasonable expenses (including attorneys' fees and expenses) in connection with such Action, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

     Section 22.
MISCELLANEOUS

         (a)   Disclosure Letters.

                  (gggg) The disclosures in the Disclosure Letters, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (hhhh) If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letters (other than an exception expressly set forth as in the Disclosure Letters with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  (iiii) Nothing in the Disclosure Letters will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Letters identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.

                  (jjjj) The mere listing (or inclusion of a copy) of a document or other item in a Disclosure Letter will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

         (b)   Entire Agreement.

                  This Agreement, together with the Exhibits, Annexes and Disclosure Letters hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, and the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

                                 Exhibit 5 - 55

         (c)   Successors.

                  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors.

         (d)   Assignments.

                  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its wholly owned direct or indirect Subsidiaries and (b) designate one or more of its wholly owned direct or indirect Subsidiaries to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).

         (e)   Notices.

                  All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

         If to Parent and after Closing to the Acquired Entities:

                  3D Systems Corporation
                  26081 Avenue Hall
                  Valencia, CA 91355
         Attn:    Brian Service
         Fax:     (661) 294-7966

         Copy to (which will not constitute notice):

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  2029 Century Park East, Suite 2400
                  Los Angeles, CA 90067
         Attn:    Julie M.  Kaufer, Esq.
         Fax:     (310) 728-2313


         If to Company and before Closing to the Acquired Entities:

                  DTM Corporation
                  1611 Headway Circle, Bldg. 2
                  Austin, Tx 78754
         Attn:    John S. Murchison , III
         Fax:     (512) 832-6753

                                 Exhibit 5 - 56

         Copy to (which will not constitute notice):

                  Brobeck, Phleger & Harrison LLP
                  4801 Plaza on the Lake
                  Austin, Texas 78746

         Attn:    J. Matthew Lyons, P.C.
         Fax:     (512) 330-4001




Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (f) Specific Performance.

          Each Party acknowledges and agrees that the other Parties
would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Section 0, in addition
                                                         ---------
to any other remedy to which they may be entitled, at Law or in equity.

     (g) Time.

          Time is of the essence in the performance of this Agreement.

     (h) Counterparts.

          This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     (i) Headings.

          The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     (j) Governing Law.

          This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

     (k) Amendments and Waivers.

                                 Exhibit 5 - 57

          No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     (l) Severability.

          The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Entity, arbitrator, or mediator not to be Enforceable in accordance with its terms, the Parties agree that the Governmental Entity, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is Enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be Enforceable and will be enforced.

     (m) Expenses.

          Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

     (n) Construction.

          The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word "including" means "including without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

     1.5 Non-Survival of Representations and Warranties.

                                 Exhibit 5 - 58

          None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                             DTM Corporation, a Texas corporation

                             By:
                                      -----------------------------------------
                             Name:    John S. Murchison
                             Title:   Chief Executive Officer and President



                             3D Systems Corporation, a Delaware corporation

                             By:
                                      -----------------------------------------
                             Name:    Brian K. Service
                             Title:   Chief Executive Officer and President


                             Tiger Deals, Inc., a Delaware corporation

                             By:
                                      -----------------------------------------
                             Name:    Brian K. Service
                             Title:   Chief Executive Officer and President

                                 Exhibit 5 - 59

                                     ANNEX A

                                OFFER CONDITIONS

     Capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Parent's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for any tendered Shares, and may terminate or amend the Offer if as of the expiration of the Offer (as the Offer may have been extended pursuant to Section 2.1(a) of the Merger Agreement) (i) a number of Shares which constitutes at least 67% of the Shares outstanding on a fully diluted basis shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") (for purposes hereof "fully diluted basis" means issued and outstanding Shares plus Shares subject to issuance under outstanding Equity Commitments then currently exercisable into Shares); (ii) any applicable approvals or consents listed in Section 5.3 of the Disclosure Letter have not been obtained, or waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment for Shares, any of the following events shall occur or shall be determined by Parent to have occurred:

          (a) there shall have been any Action, Law or Order enacted or entered into, issued or instituted or promulgated, or Threatened by any Governmental Entity (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Buyer or any Affiliate of Buyer, or the consummation of any other Transaction, or seeking to obtain material damages in connection with the Offer, the Merger or any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by Parent, Buyer or any Acquired Entity of all or any material portion of the business or assets of the Company and Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer, the Merger or any of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent or any affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Offer or otherwise on all matters properly presented to the Company Shareholders, including, without limitation, the approval and adoption of this Agreement and the Merger; (iv) seeking to require divestiture by Parent or any Affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company;

          (b) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any

                                 Exhibit 5 - 60

Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the NASDAQ SmallCap Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any Material Adverse Change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Change) in the consolidated financial condition, businesses, or results of operations of the Acquired Entities, taken as a whole;

          (e) (i) it shall have been publicly disclosed that the beneficial ownership (determined for the purposes of this paragraph (e) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares has been acquired by any Person other than Parent and Buyer and except for any Person having such beneficial ownership as of the date of the Merger Agreement, (ii) the Board of Directors of the Company (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (B) shall have recommended to the Shareholders of the Company any Acquisition Proposal, or
(C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's Shareholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's written request to do so, (iii) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to an Acquisition Proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (f) (i) any of the representations and warranties of the Company set forth in Sections Section 17(e) and Section 17(g) of the Merger Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty that speaks as of a specific date, which must be untrue or incorrect as of such date); or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or reference to Material Adverse Effect, shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such date) except where the failure to be so true and correct would not

                                 Exhibit 5 - 61
individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which Breach has not been cured in all material respects within five (5) Business Days following receipt by the Company of written notice of such Breach; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms or the Company and Buyer and Parent shall have reached an agreement that the Offer or Merger Agreement be terminated;

     (i) Parent shall have made or obtained all financing necessary to fund all financial obligations arising in connection with the consummation of the Offer, Merger and other Transactions.

The foregoing conditions are for the benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions and other than clauses (i) and (ii) of the paragraph of this Annex A may be waived by Parent or Buyer, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms or the Merger Agreement. The conditions in clauses (i) and (ii) of the second paragraph of this Annex A may not be waived without the written consent of the Company. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                 Exhibit 5 - 62